Exhibit 99.1
SECURUS TECHNOLOGIES ANNOUNCES THIRD QUARTER INVESTOR CALL
     DALLAS, November 14, 2005 /PRNewswire/ — Securus Technologies, Inc. announced today that it will be holding a quarterly investor call on Monday, November 21st at 3:00 pm Eastern Time to discuss its results of operations for the quarterly period ended September 30, 2005 as set forth in its recently filed Quarterly Report on Form 10-Q, which is filed with the SEC. To access the call, participants should dial (866) 548-4703, then when prompted enter 270744.
     As more fully set forth in its recently filed Quarterly Report, Securus generated operating revenues of $94.8 million for the three-month period ended September 30, 2005. For the three months ended September 30, 2004, calculated on a pro forma basis for comparative purposes, Securus and its subsidiaries, including its Evercom subsidiary, generated combined revenues of $92.8 million. The proforma basis is adjusted to include the operating results of Evercom for the 70 days ended September 30, 2004, prior to Securus’ acquisition of Evercom on September 9, 2004.
     Securus has had success in growing its prime contract line of business (direct provisioning). In addition to growing its market share in its direct provisioning business, the Company indicated that it has renewed approximately 94% of these prime contract revenues generated from accounts which have come up for renewal in 2005. The Company noted, however, that its profit margins on new direct call provisioning business obtained has been lower than historical averages as a result of intense competition and its increased focus on winning larger accounts that historically have exhibited lower profit margins. The Company indicated that the full extent of revenue growth in the prime contract business is not immediately apparent in a year over year comparison because of the conversion of Securus’ contract with that State of North Carolina in late 2004 from prime contract to Solutions services. At the time of the conversion, this contract was generating over $12 million of prime contract revenue annually, or over $3 million per quarter.
     The Solutions services line of business also exhibited revenue growth year over year due in part to the conversion of the State of North Carolina contract, as well as further contract awards from AT&T/Global, Securus’ largest Solutions customer. In the future, revenue from Solutions services is expected to decline as a result of the exit of AT&T from the inmate telecommunications market through a sale of its business to a Securus competitor.
     These positive increases were offset by a substantial decline in highly profitable telecommunications services revenues and equipment sales revenues. The decline in these business segments was a result of both the exit of Verizon and AT&T from the inmate telecommunications market, as well as the strategy employed by Securus to focus on growing its prime contract business by seeking to convert accounts from the telecommunications services business to prime contract and which, as expected, resulted in a lower customer retention rate in telecommunications services. Additionally, this strategy resulted in lower equipment sales to customers who did not want to purchase equipment from Securus because they are competing with the Company on a prime contract basis.

     For the three months ending September 30, 2005, Securus reported earnings before interest, income taxes, depreciation and amortization (“EBITDA”) of $10.2 million. Securus’ EBITDA was negatively impacted by a total of $0.6 million, comprised of $0.2 million of legal fees related to the Condes litigation, as further explained in the 10-Q, approximately $0.2 million of Sarbanes Oxley Section 404 implementation costs and approximately $0.2 million related to the effects of the recent hurricanes. EBITDA reconciles to a reported operating income of $4.5 million for the three-month period ending September 30, 2005, as follows (in millions):

Operating Income	$4.5
Add Back:
Depreciation and amortization	5.7
EBITDA	$10.2
The Company believes EBITDA is an important financial measure used by the Company’s lenders to monitor operating performance. The Company also believes EBITDA provides meaningful insight to its investors in understanding the Company’s operating performance.
     Special Note Regarding Forward-Looking Statements:
     The foregoing release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are only predictions and are not guarantees of future performance. Investors are cautioned that any such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environment of Securus that may cause the actual results to be materially different from any future results expressed or implied in such forward-looking statements.